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EXHIBIT 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE SECOND QUARTER
ENDED JUNE 30, 2005

August 4, 2005, Aurora, Ontario, Canada...Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today reported its financial results for the second quarter ended June 30, 2005.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)
Revenues	$176,003	$198,490	$428,365	$490,314
Earnings (loss) before interest, taxes, depreciation and amortization ("EBITDA")(i)	$(7,353)	$(15,267)	$6,215	$19,296
Net loss(i)	$(26,904)	$(25,475)	$(31,024)	$(4,358)
Diluted loss per share	$(0.25)	$(0.24)	$(0.29)	$(0.04)

(i)
Results for the three and six month periods ended June 30, 2005 include a non-cash write-down of an intangible asset of $12.3 million ($10.0 million net of tax) related to the impairment of the racing license of Flamboro Downs. Results for the three and six month periods ended June 30, 2004 include a non-cash write-down of long-lived assets of $26.7 million related to the redevelopments in progress at Gulfstream Park and Laurel Park.

All amounts are reported in U.S. dollars in thousands, except per share figures.

In announcing these results, Tom Hodgson, President and Chief Executive Officer of MEC, remarked: "Our financial results for the three and six months ended June 30, 2005 are disappointing in absolute terms, and as compared to the prior year. At the same time, they are in line with our expectations for 2005, and are consistent with our previously stated expectation that MEC will continue to incur operating losses through 2006, but is expected to achieve sustainable operating profitability in 2007 and beyond. The second quarter to date has seen a number of important strategic and operational developments critical to the long-term success of MEC. We have begun implementation of the Recapitalization Plan announced ten days ago, and are refocusing our corporate resources on operations which are essential to the achievement of our strategic plan. The bridge loan of $100.0 million provided by MI Developments Inc. ("MID") will assist us in completing implementation of the Recapitalization Plan in a timely and orderly manner. The recently announced agreement to sell Flamboro Downs to Great Canadian Gaming Corporation is an important first step in implementing the Recapitalization Plan, and will enable us to begin strengthening the balance sheet through debt reduction. We are delighted to have received, approximately two weeks ago, preliminary approval for a conditional gaming license for Remington Park, and are now actively preparing the site for alternative gaming with an expectation that the facility will be open to the public in November 2005. The project financing for Remington that we have negotiated with MID will position us to make Remington Park a first class gaming facility, which will also attract new customers to our racetrack. In addition to our focus on strengthening the balance sheet, and pursuing possible partnership arrangements related to alternative gaming, racetrack ownership, real estate development and content distribution, we are continually re-examining our operations with the goal of achieving improved efficiencies and operational performance. We remain strongly committed to achieving our strategic plan objectives and revitalizing the horse racing industry."

1

Our financial results for the second quarter of 2005 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations, but do not include the operations of Bay Meadows and Multnomah Greyhound Park, which were included in the comparative results for the second quarter of 2004. The comparative results for the second quarter of 2004 reflect the operations of Magna Racino™, which opened on April 4, 2004, and RaceONTV™ and MagnaBet™, which commenced operations in the second quarter of 2004.

Revenues were $176.0 million for the three months ended June 30, 2005, a decrease of $22.5 million or 11.3% compared to $198.5 million for the three months ended June 30, 2004. The decreased revenues for the three months ended June 30, 2005 compared to the same period of 2004 were primarily a result of:

  •
  California revenues decreased $15.2 million primarily due to the expiry of the Bay Meadows lease on December 31, 2004 partially offset by a change in the racing calendar at Golden Gate Fields whereby live race days were shifted into the current quarter;

  •
  Southern U.S. revenues decreased $3.0 million primarily due to decreased revenues at Lone Star Park as a result of lower attendance and field size in the current quarter; and

  •
  Decreased revenues from Non-Core Real Estate property sales, as we sold three Non-Core Real Estate properties in the second quarter of 2004 which generated $12.3 million of revenue, compared to no sales of Non-Core Real Estate in the current quarter.

The decreased revenues were partially offset by:

  •
  Maryland revenues increased $3.7 million primarily due to record-setting results from the 130th running of the Preakness Stakes® in May 2005; and

  •
  Golf and other revenues increased $3.6 million primarily due to additional golf course access fee revenues due to the renewal of certain access fee agreements which occurred in November 2004 and were not in place during the second quarter of 2004 and increased lot sales from our European residential housing business.

Revenues were $428.4 million for the six months ended June 30, 2005, a decrease of $61.9 million or 12.6% compared to $490.3 million for the six months ended June 30, 2004. The decreased revenues for the six months ended June 30, 2005 compared to the same period of 2004 were primarily a result of the same factors noted above combined with:

  •
  Lower attendance and wagering at Santa Anita Park as a result of significant rainfall in Southern California during the early part of 2005; and

  •
  Lower attendance and revenues at Gulfstream Park due to the disruption caused by the redevelopment project and the 2005 race meet being conducted out of temporary facilities.

EBITDA was a loss of $7.4 million for the three months ended June 30, 2005, an improvement of $7.9 million compared to a loss of $15.3 million for the three months ended June 30, 2004. The improvement in EBITDA was primarily as a result of the same factors noted above which affected revenues during the three months ended June 30, 2005 compared to the prior year period combined with:

  •
  A $26.3 million non-cash write-down of long-lived assets in the second quarter of 2004 relating to our redevelopment of the Gulfstream Park racetrack; and

  •
  A $1.8 million reduction in predevelopment costs primarily related to higher costs incurred during the second quarter of 2004 in pursuit of alternative gaming opportunities.

These EBITDA improvements were partially offset by a $12.3 million non-cash write-down of intangible assets in the second quarter of 2005 relating to the racing license at Flamboro Downs.

EBITDA was $6.2 million for the six months ended June 30, 2005, a decrease of $13.1 million compared to $19.3 million for the six months ended June 30, 2004. The decrease in EBITDA was primarily as a result of the same factors noted above which affected revenues during the six months ended June 30, 2005 compared to the prior year period and the factors noted above which affected EBITDA during the three months ended June 30, 2005 compared to the prior year period combined with higher losses at our European operations which were fully operational during 2005.

2

Net loss increased to a net loss of $26.9 million in the second quarter of 2005 compared to a net loss of $25.5 million in the prior year period and for the first six months of 2005 increased to a net loss of $31.0 million compared to a net loss of $4.4 million in the prior year period. The decline in the second quarter and first six months of 2005 is due to the EBITDA fluctuations as noted above and increased income taxes, depreciation and amortization and interest expense in the three and six month periods ended June 30, 2005 compared to the comparable 2004 periods.

During the three months ended June 30, 2005, cash used for operations before changes in non-cash working capital was $9.5 million, which has increased from cash used for operations before changes in non-cash working capital of $1.7 million in the three months ended June 30, 2004 primarily due to lower gains on the sale of Non-Core Real Estate in the current period compared to the prior year period. Cash used in investing activities during the three months ended June 30, 2005 was $21.0 million, which included real estate property, fixed and other asset additions of $24.4 million, partially offset by proceeds on the sale of real estate properties and fixed assets of $3.4 million. Cash provided from financing activities in the three months ended June 30, 2005 of $21.4 million represents proceeds of $25.1 million on the issuance of long-term debt, partially offset by repayments of long-term debt of $3.7 million.

Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year.

The second quarter to date saw several important strategic developments, including:

  •
  The previously announced redevelopment of our Gulfstream Park racetrack is well underway. This project includes significant modifications and enhancements to the racing surfaces and stable areas, including a new, wider turf course which was completed prior to the start of the 2005 race meet and the construction of a modern clubhouse/grandstand offering an array of restaurants and entertainment facilities. The new facilities are expected to be operational for the 2006 Gulfstream Park race meet.

  •
  We announced previously that on March 8, 2005, the governing bodies of Broward and Miami-Dade counties held county-wide referenda on whether to authorize slot machines within existing, licensed pari-mutuel facilities that have conducted live racing during each of the last two years. The voters in Broward County approved the referendum question by majority vote. The state legislature was required to adopt implementing legislation by July 1, 2005. The legislative session formally ended on May 6, 2005 with no implementing legislation. On June 21, 2005, the Broward County Circuit Court in Florida enjoined the State Attorney from prosecuting any of the four pari-mutuel license holders in Broward County for the conduct of slot machine gaming. The Court further ordered the pari-mutuel license holders to work with the Broward County Commission to implement rules and regulations to govern slot machine gaming at pari-mutuel facilities within the county, however this Court decision has been stayed pending the outcome of an appeal. In the meantime, we continue to work with Florida legislators with a view to enactment of reasonable implementing legislation.

  •
  On July 6, 2005, we entered into an Agreement in Principle with Great Canadian Gaming Corporation ("GCGC") under which GCGC has agreed to acquire all of the outstanding shares of Ontario Racing Inc. ("ORI"), our wholly-owned subsidiary, which owns and operates Flamboro Downs. Under the terms of the agreement, GCGC will pay aggregate consideration of approximately $64.0 million, payable in cash and the assumption of ORI's existing debt. The Agreement in Principle terminates on August 31, 2005.

  •
  On July 22, 2005, we announced that we had obtained preliminary approval for a conditional gaming license at Remington Park and expect final approval by mid-August 2005.

  •
  On July 22, 2005, we announced that as part of our strategic plan, our Board of Directors had approved a Recapitalization Plan which is intended to recapitalize our balance sheet over the next 12 months through the sale of certain non-strategic real estate, racetracks and other assets. Proceeds realized from those asset sales will be applied to reduce debt. The Recapitalization Plan also contemplates a possible partnership to pursue alternative gaming opportunities at our racetracks and the possible raising of equity in 2006.

3

  •
  In connection with this Recapitalization Plan, on July 27, 2005 we entered into two new loan arrangements with MID. The first loan effectively replaces the existing $77.0 million construction loan commitment for The Meadows racetrack and slots facility in Pennsylvania with a loan for up to $34.2 million to fund the development, design and construction of an alternative gaming facility at Remington Park in Oklahoma and is subject to regulatory and other approvals. The second loan is for a non-revolving general credit facility of up to $100.0 million.

  •
  Also effective July 27, 2005, we amended and extended our $50.0 million senior secured revolving credit facility to July 31, 2006.

MEC, North America's number one owner and operator of horse racetracks, based on revenues, develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

We will hold a conference call to discuss our second quarter results on August 5, 2005 at 9:00 a.m. New York time. The number to use for this call is 1-800-289-6406. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 416-641-6684. The conference call will be chaired by Tom Hodgson, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Michelle Durkin at 905-726-7063.

This press release contains "forward-looking statements" within the meaning of applicable securities legislation, including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2004 and our subsequent public filings. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

4

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues
Racing
Gross wagering	$128,317	$137,821	$345,119	$386,490
Non-wagering	39,946	44,211	69,606	79,825

	168,263	182,032	414,725	466,315

Real estate and other
Sale of real estate	—	12,349	—	16,387
Golf and other	7,740	4,109	13,640	7,612

	7,740	16,458	13,640	23,999

	176,003	198,490	428,365	490,314

Costs and expenses
Racing
Purses, awards and other	76,780	82,001	213,475	235,751
Operating costs	71,759	76,191	149,264	156,442
General and administrative	15,255	14,933	32,331	30,895

	163,794	173,125	395,070	423,088

Real estate and other
Cost of real estate sold	—	5,321	—	6,762
Operating costs	5,784	5,086	8,766	7,572
General and administrative	308	242	712	622

	6,092	10,649	9,478	14,956

Predevelopment and other costs	1,610	3,396	5,829	6,529
Depreciation and amortization	9,863	9,158	19,815	17,578
Interest expense, net	8,333	6,237	16,418	11,263
Write-down of long-lived and intangible assets	12,290	26,685	12,290	26,685
Equity income	(430)	(98)	(517)	(240)

	201,552	229,152	458,383	499,859

Loss before income taxes	(25,549)	(30,662)	(30,018)	(9,545)
Income tax expense (recovery)	1,355	(5,187)	1,006	(5,187)

Net loss	(26,904)	(25,475)	(31,024)	(4,358)
Other comprehensive income (loss)
Foreign currency translation adjustment	(7,488)	1,889	(14,260)	(5,488)
Change in fair value of interest rate swap	(132)	(112)	257	445

Comprehensive loss	$(34,524)	$(23,698)	$(45,027)	$(9,401)

Loss per share for Class A Subordinate Voting Stock or Class B Stock:
Basic and Diluted	$(0.25)	$(0.24)	$(0.29)	$(0.04)

Average number of shares of Class A Subordinate Voting Stock and Class B Stock outstanding during the period (in thousands):
Basic and Diluted	107,359	107,345	107,353	107,302

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(U.S. dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Cash provided from (used for):
Operating activities
Net loss	$(26,904)	$(25,475)	$(31,024)	$(4,358)
Items not involving current cash flows	17,406	23,803	22,579	29,879

	(9,498)	(1,672)	(8,445)	25,521
Changes in non-cash working capital	5,761	(3,778)	(6,966)	(22,628)

	(3,737)	(5,450)	(15,411)	2,893

Investing activities
Real estate property and fixed asset additions	(23,839)	(28,347)	(46,199)	(56,609)
Other asset additions	(558)	(223)	(666)	(673)
Proceeds on disposal of real estate properties and fixed assets	2,021	12,594	3,631	16,607
Proceeds on real estate properties sold to a related party	1,400	—	1,400	—

	(20,976)	(15,976)	(41,834)	(40,675)

Financing activities
Increase (decrease) in bank indebtedness	—	—	(500)	2,000
Issuance of long-term debt	25,131	876	47,601	19,261
Repayment of long-term debt	(3,726)	(3,230)	(5,471)	(4,620)
Issuance of share capital	—	—	—	852

	21,405	(2,354)	41,630	17,493

Effect of exchange rate changes on cash and cash equivalents	832	622	172	(256)

Net decrease in cash and cash equivalents during the period	(2,476)	(23,158)	(15,443)	(20,545)
Cash and cash equivalents, beginning of period	47,674	102,420	60,641	99,807

Cash and cash equivalents, end of period	$45,198	$79,262	$45,198	$79,262

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)
(U.S. dollars and share amounts in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$45,198	$60,641
Restricted cash	20,537	25,478
Accounts receivable	36,186	47,655
Income taxes receivable	—	1,798
Prepaid expenses and other	11,582	13,069

	113,503	148,641

Real estate properties, net	912,104	912,243
Fixed assets, net	49,044	51,538
Racing licenses	227,170	240,893
Other assets, net	14,806	14,793
Future tax assets	40,921	35,245

	$1,357,548	$1,403,353

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$27,000	$27,500
Accounts payable	74,286	91,690
Accrued salaries and wages	8,494	10,306
Customer deposits	2,434	2,905
Other accrued liabilities	13,239	27,558
Income taxes payable	5,447	—
Long-term debt due within one year	22,816	17,763
Deferred revenue	12,617	17,951

	166,333	195,673

Long-term debt	250,323	241,498
Long-term debt due to parent	44,929	23,408
Convertible subordinated notes	219,802	219,257
Other long-term liabilities	11,652	11,919
Future tax liabilities	130,110	132,918

	823,149	824,673

Shareholders' equity:
Capital stock issued and outstanding —
Class A Subordinate Voting Stock (issued: 2005 — 48,893, 2004 — 48,879)	318,088	318,003
Class B Stock (issued: 2005 and 2004 — 58,466)	394,094	394,094
Contributed surplus	17,943	17,282
Deficit	(234,678)	(203,654)
Accumulated comprehensive income	38,952	52,955

	534,399	578,680

	$1,357,548	$1,403,353

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2004.

The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is typically earned in the first quarter of each year.

Impact of Recently Issued Accounting Standards

Under Staff Accounting Bulletin 74, the Company is required to disclose certain information related to new accounting standards, which have not yet been adopted due to delayed effective dates.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004), Share-Based Payment ("Statement 123(R)"), which is a revision of SFAS 123. Statement 123(R) supersedes APB Opinion No. 25 ("APB 25") and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in SFAS 123, however, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro-forma disclosure is no longer an alternative.

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on the results of operations, although it will have no impact on the Company's overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, however, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro-forma net loss and loss per share in the unaudited consolidated financial statements. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. Statement 123(R) must be adopted no later than January 1, 2006. The Company is currently reviewing the Statement, but has not yet determined the methodology it will follow for implementation, or the impact on the Company's financial statements.

2.     Write-down of Long-Lived and Intangible Assets

  (a)
  The Company's long-lived assets and racing licenses are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. As described in Note 11(a) of these consolidated financial statements, on July 6, 2005, the Company and Great Canadian Gaming Corporation ("GCGC") entered into an Agreement in Principle under which GCGC will acquire all of the outstanding shares of Ontario Racing Inc. ("ORI"), a wholly-owned subsidiary of the Company, which owns and operates Flamboro Downs. The purchase price for the proposed transaction has established a fair value for certain assets of Flamboro Downs and accordingly, the Company performed impairment testing of these assets as at June 30, 2005. Based on this analysis, a non-cash impairment charge of $12.3 million before income taxes or $10.0 million after income taxes, was required of Flamboro Downs' racing license in the three months ended June 30, 2005.

  (b)
  During the three months ended June 30, 2004, the Company commenced a major redevelopment of its Gulfstream Park racetrack and the racing surfaces at Laurel Park. As a result, the Company recognized a non-cash write-down in the three months ended June 30, 2004 of $26.3 million related to Gulfstream Park's long-lived assets and $0.4 million related to Laurel Park's long-lived assets in connection with these redevelopments.

3.     Income Taxes

In accordance with U.S. GAAP, the Company estimates its annual effective tax rate at the end of each of the first three quarters of the year, based on current facts and circumstances. The Company has estimated a nominal annual effective tax rate for the entire year and accordingly has applied this effective tax rate to the loss before income taxes for the three and six months ended June 30, 2005 and 2004. The income tax expense for the three and six months ended June 30, 2005 represents primarily income tax expense recognized from the Company's Canadian operations and in certain U.S. operations that are not included in the Company's U.S. consolidated income tax return, partially offset by the reversal of future tax liabilities on the write-down of the racing license at Flamboro Downs as described in note 2(a). The income tax benefit for the three and six months ended June 30, 2004 represents a reduction in enacted income tax rates in Austria, which resulted in a revaluation of the Company's European net future tax liabilities.

4.     Bank Indebtedness

The Company has a senior secured revolving credit facility in the amount of $50.0 million. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company which own and operate Golden Gate Fields and Santa Anita Park. At June 30, 2005, the Company had borrowings under the facility of $27.0 million (December 31, 2004 — $27.5 million) and had issued letters of credit totaling $22.5 million (December 31, 2004 — $21.9 million) under the credit facility, such that $0.5 million was unused and available.

During the six months ended June 30, 2005, the loans under the facility bore interest at either the U.S. Base rate or the London Interbank Offered Rate ("LIBOR") plus a margin based on the Company's ratio of debt to earnings before interest, income taxes, depreciation and amortization. The weighted average interest rate on the loans outstanding under the credit facility as at June 30, 2005 was 6.8% (December 31, 2004 — 6.0%).

On February 18, 2005, the Company amended its credit agreement including the financial covenants for this facility. At June 30, 2005, the Company was not in compliance with certain of the financial covenants contained in the amended credit agreement. A waiver was obtained from the lender for the financial covenants breach at June 30, 2005. Subsequent to June 30, 2005, the Company further amended this facility as described in note 11(c) of these consolidated financial statements.

5.     Long-term Debt

  (a)
  On February 18, 2005, one of the Company's Canadian subsidiaries entered into a financing arrangement, which is secured by an assignment of a portion of the future amounts receivable under the Magna Golf Club access agreement. The Company received proceeds of $11.1 million (Cdn. $13.7 million) that is repayable in three annual installments of Cdn. $5.0 million commencing January 1, 2006 until the third installment has been made in 2008. The interest rate implicit in the arrangement is 5.08%.

  (b)
  On April 5, 2005, one of the Company's Canadian subsidiaries entered into a loan agreement, which is secured by an assignment of the future amounts receivable under the Magna Golf Club access agreement for the years 2009 through 2014. The Company received proceeds of $16.9 million (Cdn. $20.5 million) that is repayable in six annual installments of Cdn. $5.0 million commencing January 1, 2009 until the last installment has been made in 2014. The loan bears interest at a rate of 6.36% per annum.

6.     Transactions with Related Parties

  (a)
  In December 2004, certain of the Company's subsidiaries entered into a project financing arrangement with MI Developments Inc. ("MID") for the reconstruction of facilities at Gulfstream Park of $115 million. The project financing is made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project. The anticipated completion date for the Gulfstream Park reconstruction project is the first quarter of 2006. Prior to the completion date, amounts outstanding under the loan will bear interest at a floating rate equal to 2.55% per annum above MID's notional cost of borrowing under its floating rate credit facility, compounded monthly (June 30, 2005 — 6.7%). After the completion date, amounts outstanding under the loan will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2008, payment of interest will be deferred. Commencing January 1, 2008, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loan contains cross-guarantee, cross-default and cross-collateralization provisions with the construction loan for The Meadows redevelopment contemplated by the term sheet between the Company and MID entered into on December 9, 2004. The loan is guaranteed by The Meadows and is collateralized principally by first-ranking security over the lands forming part of the racetrack operations at Gulfstream Park and The Meadows and certain lands adjacent to the racetrack operations at Gulfstream Park and over all other assets of Gulfstream Park and The Meadows, excluding licenses and permits. During the six months ended June 30, 2005, $21.2 million was advanced on this loan, such that at June 30, 2005, $47.6 million was outstanding under the Gulfstream Park loan, which includes $1.3 million of accrued interest. Net loan origination expenses of $2.7 million have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity. Certain terms and conditions of this project financing arrangement have been amended subsequent to June 30, 2005 as part of the loan agreements with MID announced on July 22, 2005 and which are described in note 11(b) of these consolidated financial statements.

  (b)
  During the three months ended June 30, 2005, a wholly-owned subsidiary of the Company sold to Mr. F. Stronach, the Chairman of the Board and a Director of the Company, two housing lots and a housing unit. These sales were in the normal course of operations of the Company and the total sales price for these properties was $1.4 million. The gain on the sale of the properties of approximately $0.7 million, net of tax, is reported as a contribution to equity.

7.     Capital Stock and Long-term Incentive Plan

  (a)
  Capital Stock

Changes in the Class A Subordinate Voting Stock and Class B Stock for the six months ended June 30, 2005 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2004	48,879	$318,003	58,466	$394,094	107,345	$712,097
Issued under the Long-term Incentive Plan	14	85	—	—	14	85

Issued and outstanding at March 31, 2005 and June 30, 2005	48,893	$318,088	58,466	$394,094	107,359	$712,182

  (b)
  Long-term Incentive Plan

The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000), which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended June 30, 2005, no shares were issued under the Plan. During the six months ended June 30, 2005, 14,175 shares were issued under the Plan.

In the three months ended June 30, 2005, the Company introduced an incentive compensation program for certain officers and key employees, which will award performance shares of Class A Subordinate Voting Stock as contemplated under the Plan in 2005. The number of shares of Class A Subordinate Voting Stock underlying the performance share awards is based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the stock on the date the program was approved by the Compensation Committee of the Board of Directors. These performance shares vest over a six or eight month period to December 31, 2005 and are to be distributed, subject to certain conditions, in two equal installments. The first distribution date is on or about March 31, 2006 and the second distribution date is on or about March 31, 2007. During the three and six months ended June 30, 2005, 210,122 (three and six months ended June 30, 2004 — nil) performance share awards were granted under the Plan with a weighted average grant-date market value of either US $6.26 or Cdn. $7.61 per share. At June 30, 2005, there were 36,317 performance share awards vested with a weighted average grant-date market value of either US $6.26 or Cdn. $7.61 per share.

The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

Information with respect to shares under option is as follows:

	Shares Subject to Option		Weighted Average Exercise Price
	2005	2004	2005	2004
Balance, at January 1	4,500,500	4,841,500	$6.18	$6.14
Granted	490,000	150,000	6.40	6.33
Exercised	—	(175,000)	—	4.87
Forfeited(i)	(145,000)	(144,000)	6.76	6.94

Balance, at March 31	4,845,500	4,672,500	$6.19	$6.16
Granted	155,000	—	6.70	—
Forfeited(i)	(88,000)	—	7.32	—

Balance, at June 30	4,912,500	4,672,500	$6.18	$6.16

(i)
For the three and six months ended June 30, 2005, options forfeited were primarily as a result of employment contracts being terminated and voluntary employee resignations. No options that were forfeited in the three and six months ended June 30, 2005 were subsequently reissued.

At June 30, 2005, the 4,912,500 stock options outstanding had exercise prices ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.18 per share.

At June 30, 2005, there were 4,114,430 options exercisable with a weighted average exercise price of $6.12 per share.

Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), Accounting and Disclosure of Stock-Based Compensation, provides companies an alternative to accounting for stock-based compensation as prescribed under APB 25. SFAS 123 encourages, but does not require, companies to recognize an expense for stock-based awards at their fair value on the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25 which does not give rise to an expense) provided that pro-forma disclosures are made of what net income (loss) and earnings (loss) per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.

During the six months ended June 30, 2005, 645,000 (six months ended June 30, 2004 — 150,000) stock options were granted with an average fair value of $2.90 (June 30, 2004 — $2.25) per option.

The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Risk free interest rate	3.7%	N/A	3.9%	3.0%
Dividend yields	—	N/A	—	0.84%
Volatility factor of expected market price of Class A Subordinate Voting Stock	0.542	N/A	0.549	0.578
Weighted average expected life (years)	4.00	N/A	4.00	4.00

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

The Company's SFAS 123 pro-forma net loss and the related per share amounts are as follows:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net loss, as reported	$(26,904)	$(25,475)	$(31,024)	$(4,358)
Pro-forma stock compensation expense determined under the fair value method, net of tax	(387)	(317)	(596)	(492)

Pro-forma net loss	$(27,291)	$(25,792)	$(31,620)	$(4,850)

Loss per share
Basic — as reported	$(0.25)	$(0.24)	$(0.29)	$(0.04)
Basic — pro-forma	$(0.25)	$(0.24)	$(0.29)	$(0.05)

Diluted — as reported	$(0.25)	$(0.24)	$(0.29)	$(0.04)
Diluted — pro-forma	$(0.25)	$(0.24)	$(0.29)	$(0.05)

  (c)
  Maximum Shares

The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options, performance share awards and convertible subordinated notes issued and outstanding as at June 30, 2005 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding at June 30, 2005	48,893
Class B Stock outstanding at June 30, 2005	58,466
Options to purchase Class A Subordinate Voting Stock	4,913
Performance share awards of Class A Subordinate Voting Stock	210
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,276
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824

142,582

8.     Loss Per Share

The following is a reconciliation of the numerator and denominator of the basic and diluted loss per share computations (in thousands, except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	Basic and Diluted	Basic and Diluted	Basic and Diluted	Basic and Diluted
Net loss	$(26,904)	$(25,475)	$(31,024)	$(4,358)
Interest, net of related tax, on convertible subordinated notes	—	—	—	—

	$(26,904)	$(25,475)	$(31,024)	$(4,358)

Weighted Average Shares Outstanding:
Class A Subordinate Voting Stock	48,893	48,879	48,887	48,836
Class B Stock	58,466	58,466	58,466	58,466

	107,359	107,345	107,353	107,302

Loss Per Share	$(0.25)	$(0.24)	$(0.29)	$(0.04)

For the three and six months ended June 30, 2005, as a result of the net loss, options to purchase 4,912,500 shares, notes convertible into 30,100,124 shares and 210,122 performance share awards have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

For the three and six months ended June 30, 2004, as a result of the net loss, options to purchase 4,672,500 shares and notes convertible into 30,100,124 shares have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

9.     Commitments and Contingencies

  (a)
  The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax and gaming laws.

  (b)
  In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

  (c)
  The Company also has letters of credit issued with various financial institutions of $4.4 million to guarantee various construction projects related to activities of the Company. These letters of credit are secured by cash deposits of the Company.

  (d)
  The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activities of its subsidiaries. As of June 30, 2005, these indemnities amounted to $4.4 million with expiration dates through June 30, 2006.

  (e)
  Contractual commitments outstanding at June 30, 2005, which related to construction and development projects, amounted to approximately $68.6 million.

  (f)
  The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The Maryland Operating Agreement has been in effect since June 9, 2004, and expired on April 30, 2005, however both parties continue to informally operate under its terms until a new agreement can be finalized.

    The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland off-track betting facilities operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel Park are running live races.

    Since coming into effect on June 9, 2004, the Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

    Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and off-track betting facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club. At this time, the Company is uncertain as to the likelihood of a renewal of this agreement on comparable terms.

  (g)
  The Company is considering a redevelopment of the clubhouse/grandstand at The Meadows ("The Meadows Redevelopment"). In the event the Company obtains a slot machine license for The Meadows and this development were to proceed as currently contemplated, The Meadows Redevelopment would include the construction of a new clubhouse/grandstand with a facility to house slot machines. The aggregate carrying value at June 30, 2005 of the assets that would be demolished if The Meadows Redevelopment is completed is approximately $8.2 million. If the Company decides to proceed with The Meadows Redevelopment and obtains approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If the Company proceeds, the Company's goal would be to minimize any interference with The Meadows' operations, however, with a project of this magnitude, there will likely be a temporary disruption of The Meadows' operations and there is a risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings at The Meadows.

  (h)
  In October 2003, the Company signed a Letter of Intent to explore the possibility of a joint venture between Forest City Enterprises, Inc., ("Forest City") and various affiliates of the Company anticipating the ownership and development of a portion of the Gulfstream Park racetrack. In April 2004, the Company signed a Pre-Development Management Agreement, which governed the activities of the parties and obligated the parties to work together to plan, design, entitle, pre-lease, contract to construct and finance a project. The Pre-Development Management Agreement also contemplates a conceptual development and business plan for the project. Upon execution of this Pre-Development Management Agreement, Forest City paid $1.0 million to the Company in consideration for their right to work exclusively with the Company on this project and to secure the performance of their obligations under the Pre-Development Management Agreement. Forest City and the Company then collectively developed a business plan, which upon completion, Forest City provided an additional $1.0 million to the Company. These two deposits have been reflected as other accrued liabilities on the Company's consolidated balance sheets. In May 2005, the Pre-Development Management Agreement was effectively superseded by a Limited Liability Company Agreement, which is not effective until approved by the Company's Board of Directors, which is continuing to evaluate the business plan for this project. The Limited Liability Company Agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial uses on a portion of the Gulfstream Park property. A draft development plan for the project has been formulated and will continue to be amended and refined until mutually agreed by both parties. Under the Limited Liability Company Agreement, Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution. The $2.0 million of deposits received to date from Forest City shall constitute the final $2.0 million of the initial capital contribution. The Company is obligated to contribute 50% of any and all equity amounts in excess of $15.0 million as and when needed, however to June 30, 2005, the Company has not made any such contributions. In the event the development does not proceed, the Company may have an obligation to fund a portion of those pre-development costs incurred to that point in time. The Limited Liability Company Agreement further contemplates additional agreements including a ground lease, a development agreement, a leasing agreement and a management agreement to be executed in due course and upon satisfaction of certain conditions.

  (i)
  In April 2004, the Company signed a Letter of Intent to explore the possibility of joint ventures between Caruso Affiliates Holdings and certain affiliates of the Company to develop certain undeveloped lands surrounding Santa Anita Park and Golden Gate Fields racetracks. Upon execution of this Letter of Intent, the Company agreed to fund 50% of approved pre-development costs in accordance with a preliminary business plan for each of these projects, with the goal of entering into Operating Agreements by May 31, 2005, which has been extended by mutual agreement of the parties to August 31, 2005. To date, the Company has expended approximately $1.4 million of this initiative, of which $1.0 million was paid during the six months ended June 30, 2005. These amounts have been recorded as other assets on the Company's consolidated balance sheets. The Company is continuing to explore these developmental opportunities, but to June 30, 2005 has not entered into definitive Operating Agreements on either of these potential developments. Under the terms of the Letter of Intent, the Company may be responsible to fund additional costs, however to June 30, 2005, the Company has not made any such payments.

10.   Segment Information

The Company's reportable segments reflect how the Company is organized and managed by senior management, including its President and Chief Executive Officer. The Company has two principal operating segments: racing operations and real estate and other operations. The racing segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields, Bay Meadows and San Luis Rey Downs; (2) Florida operations include Gulfstream Park and the Palm Meadows Training Center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations include Lone Star Park, Remington Park and its OTB network; (5) Northern United States operations include The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows, Multnomah Greyhound Park and the Oregon OTB network and the North American production facility for StreuFex™; (6) Canadian operations include Flamboro Downs and its OTB network; (7) European operations include Magna Racino™, MagnaBet™, RaceONTV™ and the European production facility for StreuFex™; and (8) Technology operations include XpressBet®, HorseRacing TV™ and a 30% equity investment in AmTote International, Inc. The Corporate and other segment include costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment has also been further segmented to reflect the sale of Non-Core Real Estate and golf and other operations which include the operation of two golf courses and related facilities and other real estate holdings including residential housing developments adjacent to the Company's golf courses.

The Company, including its President and Chief Executive Officer, uses revenues and earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2004.

The following summary presents key information about reported segments for the three and six months ended June 30, 2005 and 2004 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues
California operations(i)	$40,382	$55,597	$147,932	$196,162
Florida operations	10,585	10,273	72,590	78,937
Maryland operations	42,003	38,295	67,170	62,491
Southern U.S. operations	33,225	36,253	48,785	51,807
Northern U.S. operations(ii)	25,370	27,008	46,498	48,116
Canadian operations	6,763	6,862	13,080	13,727
European operations	2,878	1,822	4,955	2,362
Technology operations	8,842	7,743	20,292	18,508

	170,048	183,853	421,302	472,110
Corporate and other	20	214	84	555
Eliminations	(1,805)	(2,035)	(6,661)	(6,350)

Total racing operations	168,263	182,032	414,725	466,315
Sale of real estate	—	12,349	—	16,387
Golf and other	7,740	4,109	13,640	7,612

Total real estate and other operations	7,740	16,458	13,640	23,999

Total revenues	$176,003	$198,490	$428,365	$490,314

Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations(i)	$1,943	$5,114	$17,953	$29,049
Florida operations(iii)	(3,115)	(27,575)	6,735	(11,697)
Maryland operations(iii)	9,412	7,843	9,239	8,951
Southern U.S. operations	5,356	5,617	4,778	4,638
Northern U.S. operations(ii)	(307)	504	(924)	(166)
Canadian operations(iv)	(10,326)	2,185	(8,812)	4,246
European operations	(5,771)	(5,209)	(9,909)	(6,791)
Technology operations	413	(347)	399	957

	(2,395)	(11,868)	19,459	29,187
Corporate and other	(4,996)	(5,812)	(11,577)	(12,405)
Predevelopment costs	(1,610)	(3,396)	(5,829)	(6,529)

Total racing operations	(9,001)	(21,076)	2,053	10,253

Sale of real estate	—	7,028	—	9,625
Golf and other	1,648	(1,219)	4,162	(582)

Total real estate and other operations	1,648	5,809	4,162	9,043

Total EBITDA	$(7,353)	$(15,267)	$6,215	$19,296

(i)
For the three and six months ended June 30, 2004, the California operations segment included the operations of Bay Meadows, the facility lease for which expired on December 31, 2004. Bay Meadows' revenues were $32.8 million and $34.3 million and earnings before interest, income taxes, depreciation and amortization were $5.6 million and $3.5 million, respectively, for the three and six months ended June 30, 2004.

(ii)
For the three and six months ended June 30, 2004, the Northern U.S. operations segment included the operations of Multnomah Greyhound Park in Portland, Oregon, the facility lease for which expired on December 31, 2004. Multnomah Greyhound Park's revenues were $1.3 million and $1.5 million and loss before interest, income taxes, depreciation and amortization was $0.6 million and $1.0 million, respectively, for the three and six months ended June 30, 2004.

(iii)
For the three and six months ended June 30, 2004, the Florida operations segment included a non-cash write-down of long-lived assets of $26.3 million and the Maryland operations segment included a non-cash write-down of long-lived assets of $0.4 million.

(iv)
For the three and six months ended June 30, 2005, the Canadian operations segment includes a non-cash write-down of intangible assets of $12.3 million.

	June 30, 2005	December 31, 2004
Total Assets
California operations	$283,773	$310,026
Florida operations	230,381	205,149
Maryland operations	176,137	168,073
Southern U.S. operations	107,156	105,024
Northern U.S. operations	123,980	119,973
Canadian operations	83,293	98,723
European operations	138,702	176,906
Technology operations	15,699	15,439

	1,159,121	1,199,313
Corporate and other	88,621	74,782

Total racing operations	1,247,742	1,274,095

Non-Core Real Estate	2,496	2,512
Golf and other	107,310	126,746

Total real estate and other operations	109,806	129,258

Total assets	$1,357,548	$1,403,353

Reconciliation of EBITDA to Net Loss

	Three months ended June 30, 2005
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$(9,001)	$1,648	$(7,353)
Interest expense, net	8,008	325	8,333
Depreciation and amortization	9,106	757	9,863

Income (loss) before income taxes	$(26,115)	$566	(25,549)
Income tax expense			1,355

Net loss			$(26,904)

	Three months ended June 30, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$(21,076)	$5,809	$(15,267)
Interest expense (income), net	6,651	(414)	6,237
Depreciation and amortization	8,425	733	9,158

Income (loss) before income taxes	$(36,152)	$5,490	(30,662)
Income tax recovery			(5,187)

Net loss			$(25,475)

	Six months ended June 30, 2005
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$2,053	$4,162	$6,215
Interest expense, net	16,068	350	16,418
Depreciation and amortization	18,264	1,551	19,815

Income (loss) before income taxes	$(32,279)	$2,261	(30,018)
Income tax expense			1,006

Net loss			$(31,024)

	Six months ended June 30, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$10,253	$9,043	$19,296
Interest expense (income), net	11,959	(696)	11,263
Depreciation and amortization	16,118	1,460	17,578

Income (loss) before income taxes	$(17,824)	$8,279	(9,545)
Income tax recovery			(5,187)

Net loss			$(4,358)

11.   Subsequent Events

  (a)
  On July 6, 2005, the Company and GCGC entered into an Agreement in Principle under which GCGC has agreed to acquire all of the outstanding shares of ORI, a wholly-owned subsidiary of the Company. ORI owns and operates Flamboro Downs, a standardbred racetrack and site holder for slot machines operated by the Ontario Lottery and Gaming Corporation, located in Hamilton, Ontario, Canada. The proposed transaction is subject to required regulatory approvals, the completion of customary due diligence, and the negotiation of a definitive purchase and sale agreement. The Agreement in Principle terminates on August 31, 2005. Under the terms of the agreement, GCGC will pay aggregate consideration of approximately $64.0 million (Cdn. $50.0 million and US $23.6 million) payable in cash and the assumption of ORI's existing debt. GCGC has deposited $3.0 million in trust that will be payable to the Company if the proposed transaction is not completed prior to August 31, 2005, subject to obtaining required regulatory approvals pursuant to a definitive purchase agreement. The Company has also granted GCGC an exclusivity period with respect to a sale of Flamboro Downs that will expire on August 31, 2005.

  (b)
  On July 22, 2005, the Company announced that as part of its strategic plan, the Board of Directors approved a Recapitalization Plan, which is intended to recapitalize the Company's balance sheet over the next 12 months through the sale of certain non-strategic assets with proceeds realized from those asset sales being applied to reduce debt. The Recapitalization Plan also contemplates a possible partnership to pursue alternative gaming opportunities at the Company's racetracks and the possible raising of equity in 2006. The proceeds of such an equity offering would be used to further reduce debt and for general corporate purposes. In connection with this Recapitalization Plan, on July 21, 2005, the Company entered into two binding term sheets for loan agreements with MID. The first term sheet effectively replaced the existing $77.0 million construction loan commitment for The Meadows racetrack and slots facility in Pennsylvania with a loan for up to $34.2 million to fund the development, design and construction of an alternative gaming facility at Remington Park in Oklahoma. No advances had been made under The Meadows project financing. In addition, certain terms of the existing $115.0 million Gulfstream Park loan were to be amended. The second term sheet provided for a bridge loan to the Company for a non-revolving general credit facility of up to $100.0 million. On July 27, 2005, the Company and certain of its subsidiaries entered into definitive agreements to give effect to the transactions contemplated by the term sheets described below.

    A subsidiary of MID will provide project financing of $34.2 million to the Company's subsidiary that owns Remington Park to finance the build-out of an alternative gaming facility. Advances under the loan will be made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the alternative gaming facility, including the purchase and installation of electronic gaming machines. The loan has a ten-year term from the completion date of the reconstruction project. The anticipated completion date for the Remington Park alternative gaming facility is November 2005. Prior to the completion date, amounts outstanding under the loan will bear interest at a floating rate equal to 2.55% per annum above MID's notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. Following the completion of the alternative gaming facility, certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Park construction loan. The loan will be secured by all assets of Remington Park, excluding licenses and permits, and will be guaranteed by the Company (until the alternative gaming facility is completed) and the Company's subsidiaries that own Gulfstream Park and the Palm Meadows training facility. The loan will also be secured by a charge over the lands owned by Gulfstream Park and a charge over the Palm Meadows training center and Gulfstream Park loans will contain cross-guarantee, cross-default and cross-collateralization provisions. The Remington Park loan and Remington Park's guarantee of the Gulfstream Park loan are both subject to regulatory and other approvals.

    The project financing provided by a subsidiary of MID for the reconstruction of facilities at Gulfstream Park has been amended such that payments of principal and interest begin on January 1, 2007, add the subsidiaries of the Company that own Remington Park and the Palm Meadows training center as guarantors (together with security in their respective real property, subject to certain approvals) and to amend certain restrictive covenants.

    A subsidiary of MID has provided a bridge loan to the Company for a non-revolving general credit facility of up to $100.0 million. $50.0 million was available to the Company as of the closing of the bridge loan, with a second tranche of $25.0 million made available on or after October 17, 2005 and a third tranche of $25.0 million made available on or after January 16, 2006. The availability of the second and third tranches is subject to a number of conditions, including the Company's achievement of milestones under the Recapitalization Plan, specifically related to progress in asset sales efforts, pursuit of a gaming partnership, and achievement of certain EBITDA targets for the third and fourth quarters of 2005. The bridge loan terminates on August 31, 2006. An arrangement fee of $1.0 million was paid on closing, and an additional arrangement fee of $0.5 million is payable on each date (if any) on which any or all of the second or third tranche of the loan is made available to the Company. There is a commitment fee of 1.0% per year on the undrawn portion of the $100.0 million maximum amount of the loan commitment, payable quarterly in arrears. At the Company's option, the loan bears interest either at: (1) floating rate, with annual interest equal to the greater of (a) U.S. Base Rate, as announced from time to time, plus 5.50% and (b) 9.00% (with interest in each case payable monthly in arrears); and/or (2) fixed rate with annual interest equal to the greater of: (a) LIBOR plus 6.50% and (b) 9.00%, subject to certain conditions. The bridge loan may be repaid at any time by the Company, in whole or in part, without penalty. The bridge loan requires that the net proceeds of any equity offering by the Company be used to reduce outstanding indebtedness under the bridge loan, subject to specified amounts required to be paid to reduce other indebtedness. Also, subject to specified exceptions, the proceeds of any debt offering or asset sale must be used to reduce outstanding indebtedness under the bridge loan or other specified indebtedness. The bridge loan is secured by substantially all of the assets of the Company and guaranteed by certain subsidiaries of the Company. The guarantees are secured by first ranking security over the lands owned by The Meadows (ahead of the Gulfstream project financing), second ranking security over the lands owned by Golden Gate Fields (behind an existing third party lender) and third ranking security over the lands owned by Santa Anita Park (behind existing third party lenders). In addition, the Company has pledged the shares and licenses of certain subsidiaries of the Company (or provided negative pledges where a pledge is not available due to regulatory constraints or due to a prior pledge to an existing third party lender). The guarantee of the Bridge Loan by the Company's subsidiaries operating The Meadows is subject to regulatory approval. The Company has also assigned all inter-company loans made between the Company and its subsidiaries and all insurance proceeds to the lender, and took out title insurance for all properties subject to registered security. The Bridge Loan is cross-defaulted to all other obligations of the Company and its subsidiaries to the lender. The security over the lands owned by The Meadows may be subordinated to new third party financings of up to U.S. $200 million for the redevelopment of The Meadows.

  (c)
  On July 27, 2005, the Company amended and extended its senior revolving credit facility in the amount of $50.0 million. The primary amendments to the agreement include extending the term to July 31, 2006, the financial covenants are now EBITDA maintenance tests relating to Santa Anita Park and Golden Gate Fields, the addition of mandatory repayment provisions and interest rates have been changed such that borrowings are now available by way of U.S. Base Rate loans plus 3% or LIBOR plus 4%.

  (d)
  On August 2, 2005, Greenlight Capital, Inc. and certain of its affiliates filed an oppression application in the Ontario Superior Court of Justice against MID and certain of its current and former directors and officers. Other than the Chairman of the Company, neither the Company nor any of its directors or officers have been named in the application. The Company understands that MID will vigorously defend the application.

  (e)
  On August 4, 2005, a subsidiary of the Company agreed in principle with MID to extend the option to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan to November 15, 2005.

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PRESS RELEASE
MAGNA ENTERTAINMENT CORP. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited) (U.S. dollars in thousands, except per share figures)
MAGNA ENTERTAINMENT CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (U.S. dollars in thousands)
MAGNA ENTERTAINMENT CORP. CONSOLIDATED BALANCE SHEETS
(Unaudited) (U.S. dollars and share amounts in thousands)
MAGNA ENTERTAINMENT CORP. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)